UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report
(Date of earliest event reported): September 22, 2009
ALTISOURCE PORTFOLIO SOLUTIONS S.A.
(Exact name of registrant as specified in its charter)

Luxembourg	1-34354	N/A

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2, rue Jean Bertholet L-1233, Luxembourg	N/A

(Address of principal executive office)	(Zip Code)
Registrant’s telephone number, including area code: +352 24 69 79 00
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On September 22, 2009, the Compensation Committee of the Board of Directors of Altisource Portfolio Solutions S.A. (“Altisource”) approved an equity incentive award pursuant to which 2 members of the company’s senior management team were granted options to purchase a total of 113,333 shares of Altisource’s common stock under the 2009 Equity Incentive Plan. Included as grant recipients were the following executives:

Name	Title	# of Options Granted

John T. McRae II	Chief Executive Officer, Nationwide Credit, Inc.	80,000
Robert D. Stiles	Chief Financial Officer, Altisource Portfolio Solutions S.A.	33,333
The options have an exercise price of $14.15 per share or the closing price of the company’s stock on the day of the Committee’s approval. The vesting schedule for the options has a time-based component, in which 25% of the options vest in equal increments over four years, and a performance-based component, in which up to 75% of the options could vest in equal increments over four years commencing upon the achievement of certain performance criteria related to the company’s annualized rate of return and stock price. Two-thirds of the performance-based options would begin to vest over four years if the stock price realizes a compounded annual gain of at least 20% over the exercise price, so long as the stock price is at least double the exercise price. The remaining third of the performance-based options would begin to vest over four years if the stock price realizes a 25% gain, so long as it is at least triple the exercise price.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ALTISOURCE PORTFOLIO SOLUTIONS S.A. (Registrant)
By:	/s/ Robert D. Stiles
Robert D. Stiles
Chief Financial Officer

Date: September 25, 2009